Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into as of April 12, 2011 (“Effective Date”) by and between PacificHealth Laboratories, Inc., a Delaware corporation (the "Company"), and Frederick Duffner (the “Executive”).

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

1. EMPLOYMENT: The Company hereby employs the Executive as its President and Chief Executive Officer reporting to the Board of Directors, and the Executive accepts employment and shall render services in such capacities, under and subject to the conditions and terms set forth herein. During the period of his employment, the Executive shall devote his full time, attention, energy, knowledge and skill to the business and interests of the Company. The Executive shall perform his duties in the United States from the offices of the Company in Central New Jersey. During the term of his employment the Executive shall not have any other employment or business interests requiring his services.

2. TERM: The term of this Agreement, and the term of employment of the Executive hereunder, shall commence on the Effective Date, and shall end December 31, 2012 (the "Scheduled Termination Date"), provided:

a. The Executive shall have the right to terminate his employment hereunder for Good Reason, upon written notice to the Company referring to this paragraph 2(a) and describing the condition relied upon by him in invoking the provisions hereof. Good Reason shall exist if, without the Executive's consent, (i) the Company fails to pay the Executive any salary or other compensation or benefit required to be paid hereunder when due and for a period of thirty (30) days after demand therefor by the Executive; or (ii) there occurs any substantial diminution in the authorities, powers, functions or duties attached to the Executive's positions.

b. The Executive shall have the right to terminate his employment at any time upon not less than thirty (30) days written notice.

c. This Agreement will renew for an additional one-year term following the Scheduled Termination Date, unless either part notifies the other of non-renewal at least 30 days prior to the Scheduled Termination Date. This Agreement shall continue to renew thereafter for successive one-year terms unless notice of non-renewal is given at least 30 days prior to the end of the then current term. The Base Salary, Benefits, and Termination provisions applicable to any renewal term shall be those in effect immediately prior to such renewal term.  Notice by either party of a change in Base Salary, Benefits or Termination provisions shall be deemed a notice of non-renewal. In the event notice of non-renewal is given but the Executive continues to be employed by the Company following the expiration of a term, the Executive’s Base Salary and Benefits shall continue to be governed by Section 3(a) and Section 4, and either party may terminate this Agreement on not less than 30 days written notice to the other party.

d. Upon any termination of the Executive’s employment, he shall simultaneously resign as a member of the Board of Directors of the Company.

3. COMPENSATION:

a. During the term of this Agreement, the Executive shall receive a base salary in the amount of $250,000 per year. The Executive agrees that he shall be paid at the annual rate of $230,000 per year, paid in equal, semi-monthly installments, and that $20,000 of his annual salary shall be deferred until the Company is financially able to make such payment, but in no event later than December 31, 2011. Annual base salary shall be adjusted with a market increase consistent with the position, Company performance, and responsibilities of the Executive, as determined by the Board of Directors.

b. In addition to his base salary, the Executive shall be entitled to an annual bonus, beginning with calendar year 2011, not to exceed 100% of the Executive’s base salary, the eligibility for and amount of which shall be based upon attainment of milestones by the Company and/or the Executive to be agreed upon by the Executive and the Company’s Compensation Committee of the Board of Directors.

4. OTHER BENEFITS: The Company shall pay the Executive for ordinary and reasonable business expenses incurred by him in the performance of services pursuant to this Agreement.

a. During the term of his employment and during any restricted period during which the Executive is entitled to receive payments pursuant to subparagraph 5(c) below, the Executive shall be entitled to participate in any medical, health, disability and accident or other hospitalization or insurance plan established by the Company for its executive employees generally.

b. During each full year of Employment, the Executive shall be entitled to four (4) weeks paid vacation time.

5. COMPENSATION UPON TERMINATION:  If the Executive's employment is terminated at any time during the term hereof, the following provisions shall apply:

a. If the Executive’s employment is terminated for any reason, the Company shall pay employee all base salary accrued through the effective date of termination. If the Executive's employment is terminated by the Company prior to the expiration or non-renewal of this Agreement without cause, as defined in subparagraph (e) below, or the Executive terminates employment for Good Reason, the Company shall, in addition, continue to pay to the Executive as severance, his Base Salary in effect on the date of termination for a period of nine (9) months following termination (“Severance Period”), in accordance with the Company’s normal payroll dates and practices. In the event the the Executive continues to receive any other cash compensation from the Company following such termination in any other capacity, or commences any substantially full-time employment during the Severance Period, the remaining amount of severance pay due pursuant to this Section 5(a) shall be reduced dollar-for-dollar, as received by the the Executive, by the amount of such cash compensation received in connection with such substantially full-time employment. These payments shall be in lieu of any other severance or post-employment benefits except as otherwise expressly provided for in this Agreement.

b. If the Executive's employment is terminated by the Company for any reason other than the Executive's death, the Company, at its election, by notice to the Executive given not later than ten (10) days after such termination and referring specifically to this subparagraph, shall have the right to require for nine (9) months from the date of termination (the "restricted period") that the Executive, except as provided in this paragraph b., not become employed by, become an officer, director, partner, member, manager or agent of, serve as an advisor or consultant to, or become an investor in, any business engaged in the manufacture or sale of sports nutrition products, or any other products which the Company was manufacturing or selling at the effective date of termination that contribute greater than 5% of the Company’s total revenues, or had planned in writing to manufacture or sell (all of the foregoing collectively referred to as “Restricted Activities”). As a condition to the Executive’s observance of this paragraph b, (i) the Company shall pay to the Executive during the restricted period when payment of the Executive's base salary would otherwise be due and without interruption, an amount equal to one hundred (100%) percent of the Executive's base salary in effect immediately prior to termination and (ii) the Company honors and timely performs its obligations to the Executive under the first sentence of subparagraph (a) above. Payments, if any, to the Executive under the second sentence of paragraph (a) above shall be applied to the payments required under this paragraph, and no additional payment shall be required except to the extent the restricted period exceeds the Severance Period. In addition, in the event the Executive obtains compensation from other substantially full-time employment during the Severance Period, the Company shall have the option to continue the severance payments in full notwithstanding the provisions of subparagraph (a), in which event the Executive will continue to be bound by this subparagraph (b). The Executive shall not be deemed to violate the restrictions contained in this paragraph b if, prior to commencing service with a business organization that engages in a Restricted Activity as well as activities which are not Restricted Activities, (x) the Executive provides the Company with the name and address of such organization, his prospective title and a description of his prospective duties and responsibilities, (y) the Executive certifies to the Company that he will not engage in, or render advice with respect to, any Restricted Activity and that the Executive has informed his superiors in the new organization of his obligations under this Agreement and any confidentiality or similar agreement between Company and the Executive, and (z) the Board of Directors of the Company does not determine, in its good faith and reasonable discretion, that the Executive’s duties and responsibilities with the new organization are Restricted Activities.

c. Nothing in subparagraph (c) above or elsewhere in this Agreement shall prohibit the Executive from acquiring a passive equity stake representing less than two percent (2%) of any class of an issuer’s outstanding securities.

d. For the purposes of this Agreement, "cause" for termination of the Executive's employment shall exist only in the event of (i) the Executive's gross negligence or intentional malfeasance in the performance of his duties as an officer of the Company, (ii) the Executive’s conviction of any felony or of a misdemeanor involving fraud, theft or moral turpitude, (iii) any final determination by any governmental agency, court or any securities exchange or by The Nasdaq Stock Market, Inc. (“Nasdaq”) that the Executive has violated any securities laws or exchange or Nasdaq rules, (iv) the Executive’s material breach of this Agreement which is not completely cured within 30 days after the Executive has received written notice of such breach or (v) the Executive enters into a consent order with respect to any matter referenced in clause (iii).

6. ASSIGNMENT:  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except that, subject to the provisions hereof, including but not limited to the Change in Control and related provisions, the Company may assign or transfer this Agreement to a successor organization in the event of merger, consolidation, or transfer of sale of all or substantially all of the assets of the Company, in which case the term Company shall mean such successor, provided that in the case of any such assignment or transfer, the obligations of this Agreement are assumed by such successor or are binding upon and inure to the benefit of such successor as a matter of law.

7. NOTICES:  All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed in any general or branch United States Post Office enclosed in a certified post-paid envelope, addressed to the respective parties stated below, or to such changed address as such party may fix by notice as aforesaid:

To the Company:

PacificHealth Laboratories, Inc.
Attn: Board of Directors
100 Matawan Road, Suite 420
Matawan, New Jersey  07747

With a copy to:

Greenbaum, Rowe, Smith & Davis LLP
P.O. Box 5600
Woodbridge, New Jersey 07095
Attention: W. Raymond Felton

To the Executive:

Frederick Duffner
1425 Joy Circle,
Yardley, Pennsylvania 10967

in each case with copies of such notice to each director of the Company then in office.

8. GOVERNING LAW: This Agreement and all performance under this Agreement shall be governed by the laws of the State of New Jersey.

9. WAIVER, MODIFICATION:  No waiver or modification of this Agreement or of any covenant, condition or limitation contained herein shall be valid or effective unless it is in writing and duly executed by the Executive and the Company.

10. RESOLUTION OF DISPUTES:  Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including without limitation a claim for declaratory relief or relief which is equitable in nature, shall be settled by arbitration in Newark, New Jersey, by an arbitrator selected by the Executive and the Company.  If the Company and the Executive cannot agree on the appointment of an arbitrator within ten (10) days after a request for arbitration, then such arbitrator shall be an attorney-at-law with no prior professional association with any of the parties or their affiliates who is selected in accordance with procedures established and implemented by the American Arbitration Association.  The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except as otherwise provided in this paragraph 10.  Except as otherwise provided herein, all costs of the arbitration shall be borne by the Company.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction over the parties. Any award of the arbitrator shall include interest at a rate or rates considered just under the circumstances by the arbitrator and may include, in the discretion of the arbitrator, an award of legal expenses and costs to the prevailing party.

IN WITNESS WHEREOF, the Executive has signed his name and the Company, by the signature of its duly authorized officer, has executed this Agreement, as of the date and year mentioned at the top of page one.

EXECUTIVE	PACIFICHEALTH LABORATORIES, INC.

/s/ Frederick Duffner Frederick Duffner	By: /s/Stephen P. Kuchen Stephen P. Kuchen, CFO